UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ x ]

Check the appropriate box:

[x] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to §240.14a-12

--------------------------------------------------------------------------------------------------------------------------------------------

(Name of Registrant as Specified In Its Charter):

Eagle Hospitality Properties Trust, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant):

UNITE HERE

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

PRELIMINARY PROXY MATERIALS

UNITE HERE

1775 K St., NW, Suite 620

Washington, DC 20006.

Tel: (202) 661-3665.

Fax: (202) 223-8091

NOTICE OF INTENDED PROXY CONTEST

OVER SHAREHOLDER PROPOSAL

First released to shareholders:

March [__________], 2007

RE: ANNUAL SHAREHOLDERS MEETING OF EAGLE HOSPITALITY PROPERTIES (NYSE: EHP)

Date: _______, 2007

Location: Covington, KY

A STOCKHOLDER PROPOSAL WILL BE PRESENTED TO:

Urge the Board of Directors of Eagle Hospitality to request that Eagle Chairman William P. Butler maximize the shareholder value of any strategic alternative considered by the special committee by causing Commonwealth (as its controlling owner) to waive termination fees associated with Commonwealth management agreements encumbering nine (9) of the Company's properties.

To Fellow Eagle Hospitality Shareholders:

We are writing to seek support from Eagle shareholders for our resolution (whose full text is written below), urging Eagle’s Board of Directors to request that Chairman William Butler maximize shareholder value by causing Commonwealth Hotels to waive termination fees associated with its management agreements at Eagle owned hotels.

We believe termination fees provided for in Eagle’s management agreements with Commonwealth Hotels – an entity owned by Eagle’s Chairman – could serve to reduce the price potential acquirers might be willing to pay shareholders to acquire Eagle. On January 27, 2007, Eagle’s Board of Directors formed a Special Committee of the Board to consider strategic alternatives to maximize shareholder value.

“Conflicts of interest relating to Commonwealth Hotels, Inc. may lead to management decisions that are not in the stockholders’ best interest,” according to Eagle Hospitality’s most recent 10K. “Mr. [William] Butler’s ownership interest in and management obligations to Commonwealth and Mr. [Thomas] Banta’s relationships with Commonwealth and Corporex will present them with conflicts of interest in making management decisions related to the commercial arrangements between us and Commonwealth.”1

In addition to being the Chairman of Eagle’s Board, Mr. Butler is also the majority owner and Chairman of Commonwealth Hotels, which operates 9 Eagle-owned hotels under long-term management agreements. A second Eagle Board member, Mr. Thomas Banta, is also a member of Commonwealth Hotels’ Board of Directors.

The management agreements with Commonwealth Hotels provide for a “substantial termination fee”2, which, in our opinion, could serve to reduce the consideration potential acquirers other than Butler-controlled entities would offer to pay shareholders during this bidding process.

It is our belief that interested suitors could potentially create additional value in those 9 hotels by changing their operator and terminating Commonwealth’s management agreements. We believe that option could allow potential acquirers to make a higher offer to current shareholders.

We also believe Mr. Butler, as controlling owner of Commonwealth, could cause Commonwealth to voluntarily waive the termination fees in its management agreements.

Eagle’s Board of Directors has a fiduciary duty to act in the best interest of shareholders. Moreover, Mr. Butler, as Chairman of Eagle's Board, has that fiduciary duty, as does Eagle and Commonwealth director Mr. Banta.

We, therefore, encourage Eagle shareholders to vote for the resolution below, urging Eagle’s Board of Directors to request that Chairman Butler maximize shareholder value by causing Commonwealth to waive termination fees associated with its management agreements at Eagle owned hotels.

Below is the full text of our proposal:

RESOLVED, that the shareholders of Eagle Hospitality call upon the Directors to request Eagle Chairman William P. Butler to maximize the shareholder value of any strategic alternative considered by the special committee by causing Commonwealth (as its controlling owner) to waive termination fees associated with Commonwealth management agreements encumbering nine (9) of the Company's properties.

We urge all shareholders to vote FOR this resolution.

VOTING PROCEDURES:

IF YOU THINK YOU MIGHT SUPPORT OUR PROPOSAL, DO NOT RETURN A PROXY CARD TO MANAGEMENT UNLESS IT GIVES YOU THE RIGHT TO VOTE ON THE PROPOSAL. YOU SHOULD INSTEAD WAIT UNTIL YOU RECEIVE OUR PROXY CARD. We cannot release our proxy card until after management announces what else will be up for a vote this year, including the names of the nominees (if any) for directors, so that you can direct us how to vote your stock on such matters. That means you probably will not receive our proxy card until after you receive management's card. In corporate elections, simply submitting a new proxy card with a later date on it revokes your prior card. A proxy vote may be revoked any time prior to the tally at the shareholders meeting by signing and submitting a new proxy card, by sending written notice of revocation to the proxy holder, or by appearing at the meeting and voting in person. If management provides you a card which does not list this proposal, then by returning it you may be giving management discretion to vote against this proposal.

We intend to solicit at least a majority of the voting power of the outstanding stock. The record date for eligibility to vote will be announced by the Board in its proxy statement, but based on past dates, it will likely fall in middle or late March. We do not have a candidate we intend to support against the incumbent board's nominees (if any), nor will we seek any discretionary voting authority for the meeting, meaning that we will vote all proxy cards strictly as you direct, and if matters come up on which you have not given us instructions, we will not vote your shares on those matters. This proposal is a non-binding recommendation to the Board (the Board lawfully can disregard a majority shareholder vote in favor of such proposals).

We intend to solicit proxies only from the largest 10 shareholders. This proxy statement is being sent only to the largest 10 shareholders. Please do not share this proxy statement with any other shareholder.

INFORMATION ON PARTICIPANTS IN THIS SOLICITATION:

The participants in this solicitation will be UNITE HERE and its staff, including Courtney Alexander. These staff are located at the UNITE HERE offices at 1775 K St., NW, Suite 620, Washington, DC 20006 and some staff are officed in Los Angeles at 464 South Lucas Avenue, Suite 201, Los Angeles, CA 90017.

UNITE HERE represents approximately 440,000 active members and more than 400,000 retirees throughout North America. UNITE HERE owns 510 shares of Eagle Hospitality common stock. UNITE HERE and its affiliates have engaged in shareholder solicitations on corporate governance issues at several companies over the past decade. It is an active member of the Council of Institutional Investors (CII), an association of 130 public, labor, and corporate pension funds with assets exceeding $3 trillion which advocates for good corporate governance practices.

Eagle Hospitality's workforce is not unionized. UNITE HERE Local 11 in Los Angeles seeks to represent employees at the Glendale Hilton. Although the hotel is owned by Eagle Hospitality, the employees that Local 11 seeks to represent are employed by a third-party management company. Local 11 has held pickets and demonstrations at the Glendale Hilton.

UNITE HERE has also:

• called for a boycott of the Glendale Hilton and seven (7) other Eagle-owned properties, and believes the boycott has cost Eagle at least $1 million in lost revenue at the boycotted properties;.

• communicated with Eagle shareholders and analysts who cover Eagle, criticizing the company;

• filed a challenge to one of Eagle's property tax assessment appeals;

• opposed Eagle's efforts to terminate a "revenue participation" agreement between the Glendale Hilton and the Glendale Redevelopment Agency; and

• communicated with prospective buyers of properties that Eagle attempted to market last year.

We do not seek your support in labor matters, and do not believe that enactment of the proposal would have any impact on such matters. Developments in labor matters will not lead UNITE HERE to refrain from presenting its proposal and proxy cards at the meeting: we are committed to following through with conveying shareholders’ views at the meeting.

UNITE HERE will bear all solicitation costs (anticipated at $5,000) and will not seek reimbursement from the Company. They will solicit proxies by mail, phone, e-mail, fax and in person using its regular staff, who shall not receive any additional compensation, but they may also hire an outside solicitor. They will reimburse banks, brokers, and other custodians, nominees or fiduciaries for reasonable expenses incurred in forwarding proxy material to beneficial owners.

1 EHP, 10K, 12/31/06, p. 11

2 EHP, 10K, 12/31/06, p. 61.